Exhibit 21.1
Subsidiaries of the Pike Electric Corporation
Elemental Energy, Inc. (Arizona)
Klondyke Construction LLC (Arizona)
Pike Electric, LLC (North Carolina)
Pike Energy Solutions, LLC (North Carolina)
Pike Enterprises, Inc. (North Carolina)
Pike Equipment and Supply Company, LLC (North Carolina)